May 4, 2018

Atkore Names Michael V. Schrock to Board of Directors

Harvey, Illinois (Business Wire) -- Atkore International Group Inc. (“Atkore”) (NYSE: ATKR), today announced the appointment of Michael V. Schrock to the company’s Board of Directors. His appointment gives the company ten directors, seven of whom are independent.

"We are pleased to have Mike join our Board," said Philip Knisely, Chairman of Atkore. "His extensive knowledge and experience leading major industrial companies and public board service will be beneficial as Atkore continues executing upon its growth strategy.”

John Williamson, President and CEO of Atkore noted, "Mike is a highly regarded executive who has been immersed in the electrical industry and has been a proponent of leveraging a foundational business system to drive company objectives. These aspects will be beneficial to Atkore, and his advice and contributions will help us deliver value to our customers, employees and shareholders."

About Michael Schrock
Mr. Schrock is a senior operating advisor of Oak Hill Capital Partners. He retired in 2013 from Pentair LLC, a global water, fluid, thermal management, and equipment protection company. Mr. Schrock began his Pentair career in 1999, where he most recently served as President and Chief Operating Officer, beginning in 2006. His other roles at Pentair included President of Water Technologies Americas and President of the Pump and Pool Group and President and COO of Pentair Technical Products. Prior to joining Pentair, Mr. Schrock held numerous senior leadership positions at Honeywell International Inc. He currently serves on the boards of Berlin Packaging, MTS Corporation, and Plexus Corporation, as well as serving on the Board of Governors of the St. Thomas School of Engineering. Mr. Schrock earned a B.S. from Bradley University and an M.B.A. from the Kellogg School at Northwestern University.

About Atkore International
Atkore International Group Inc. is a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers’ businesses and employs approximately 3,500 people at 58 manufacturing and distribution facilities worldwide. The company is headquartered in Harvey, Illinois.